Exhibit (a)(1)(E)
VIA RENEWABLES, INC.
Offer to Purchase for Cash
up to 800,000 Shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual
Preferred Stock, par value $0.01 per share
at a Purchase Price of $22.50 per share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 17, 2024
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).
November 15, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated November 15, 2024 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”), by Via Renewables, Inc., a Delaware corporation (the “Company”), to purchase up to 800,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), at a purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. Unless context otherwise requires, all references to the “shares” shall refer to the Series A Preferred Stock of the Company and all references to “holders” shall refer to holders of such shares. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.
All shares properly tendered before the Expiration Time and not properly withdrawn will be purchased by the Company at the purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions of the Offer, including the proration provision. The Company reserves the right, in its sole discretion, to purchase more than 800,000 shares in the Offer, subject to applicable law. Shares not purchased because of proration will be returned to the tendering holders at the Company’s expense as promptly as practicable after the expiration of the Offer. See Section 1 and Section 3 of the Offer to Purchase.
If the number of shares properly tendered is less than or equal to 800,000 shares (or such greater number of shares as the Company may elect to purchase pursuant to the Offer, subject to applicable law), the Company will, on the terms and subject to the conditions of the Offer, purchase all shares so tendered.
On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 800,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered, the Company will buy shares on a pro rata basis from all holders of the Company’s Series A Preferred Stock who properly tender shares. See Section 1 and Section 3 of the Offer to Purchase.
We are the owner of record (directly or indirectly) of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.
Please instruct us, by completing the attached Instruction Form, as to whether you wish us to tender all or any portion of the shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.	You may tender all or a portion of your shares at a price of $22.50 per share, as indicated in the attached Instruction Form, less any applicable withholding taxes and without interest.
2.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, December 17, 2024, unless the Offer is extended or terminated.
3.
The Offer is not conditioned upon receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to a number of terms and conditions. See Section 6 of the Offer to Purchase.

4.	The Offer is for 800,000 shares, constituting approximately 22.4% of the total number of outstanding shares of the Company’s Series A Preferred Stock as of November 14, 2024.
5.
Tendering holders of the Company’s Series A Preferred Stock who are registered holders of Series A Preferred Stock and who tender their shares directly to the Depository will not be obligated to pay any brokerage commissions, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase of shares by the Company pursuant to the Offer. Holders holding shares of Series A Preferred Stock in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender shares through such brokers or other nominees and not directly to the Depository.

6.	The Company will not accept shares subject to conditional tenders, such as tenders conditioned on the acceptance of all shares of Series A Preferred Stock tendered by a tendering holder.
If any tendered shares are not purchased, unpurchased shares will be returned promptly after the expiration or termination of the Offer or the valid withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case at the Company’s expense. The Company also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1 of the Offer to Purchase.
If you wish to have us tender all or any portion of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed.
If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME. PLEASE NOTE THAT, UNLESS THE COMPANY HAS ALREADY ACCEPTED YOUR TENDERED SHARES FOR PAYMENT, YOU MAY WITHDRAW YOUR TENDERED SHARES AT ANY TIME AFTER 11:59 P.M. NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 15, 2025, THE 40TH BUSINESS DAY FOLLOWING THE COMMENCEMENT OF THE OFFER.
The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Company’s Series A Preferred Stock in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Company’s Series A Preferred Stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company’s behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Although the Company’s Board of Directors has authorized the Company to make the Offer, none of the Board of Directors, the Company, the Information Agent or the Depositary, or any of their affiliates, has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. The Company has not authorized any person to make any such recommendation. You must make your own decision as to whether to tender any of your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal and should consult with your own tax advisor, financial advisor and/or broker.

INSTRUCTION FORM WITH RESPECT TO
VIA RENEWABLES, INC.
Offer to Purchase for Cash
up to 800,000 Shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual
Preferred Stock, par value $0.01 per share
at a Purchase Price of $22.50 per share
The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated November 15_, 2024, and the Letter of Transmittal by Via Renewables, Inc., a Delaware corporation (the “Company”), to purchase up to 800,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) at a purchase price of $22.50 per share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. Unless context otherwise requires, all references to the “shares” shall refer to the Series A Preferred Stock of the Company.
The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.
In participating in the Offer, the tendering holder acknowledges that (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer to Purchase, (2) the tendering holder is voluntarily participating in the Offer, (3) the future value of the shares is unknown and cannot be predicted with certainty, (4) the tendering holder has received the Offer to Purchase and the Letter of Transmittal, as amended or supplemented, (5) any foreign exchange obligations triggered by the tendering holder’s tender of shares or the receipt of proceeds are solely its responsibility, and (6) regardless of any action that the Company takes with respect to any or all income tax, capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the tendering holder acknowledges that the ultimate liability for all Tax Items is and remains its sole responsibility. In that regard, the tendering holder authorizes the Company to withhold all applicable Tax Items that the Depositary or other withholding agent determines it is legally required to withhold. The tendering holder consents to the collection, use and transfer, in electronic or other form, of the tendering holder’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries and third party administrators for the exclusive purpose of implementing, administering and managing its participation in the Offer. No authority herein conferred or agreed to be conferred will be affected by, and all such authority will survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder will be binding upon the heirs, personal and legal representatives, administrators, trustees in bankruptcy, successors and assigns of the undersigned.
The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security number or other identification number, nationality, any shares held in the Company and details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing its share ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in its country or elsewhere and that the recipient’s country may have different data privacy laws and protections than its country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing its participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom the undersigned held any shares. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage its participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost. The undersigned understands, however, that refusing or withdrawing its consent may affect its ability to participate in the Offer. For more information on the consequences of its refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Depositary.

Number of shares to be tendered by you for the account of the undersigned:        shares. Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.
ALL HOLDERS WISHING TO GIVE INSTRUCTIONS PURSUANT
TO THIS INSTRUCTION FORM MUST COMPLETE THE FORM BELOW.
The method of delivery of this document is at the election and risk of the tendering holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):	Dated:
Name(s):
Taxpayer Identification or Social Security
Number:
Address(es):

Daytime Phone Number: ( ) -